Exhibit 4.3

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF (A) SUCH REGISTRATION, (B) AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (C) CITIUS ONCOLOGY, INC. OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS COMPLIANT WITH SUCH LAWS.

Date of Issuance: May 6, 2026

WARRANT TO PURCHASE

SHARES OF COMMON STOCK OF

CITIUS ONCOLOGY, INC.

(Void after the Expiration Date)

This certifies that [AVENUE VENTURE OPPORTUNITIES FUND II, L.P.][AVENUE GROWTH LENDING FUND III, L.P.], a Delaware limited partnership, or permitted assigns (“Holder”), for value received, is entitled to purchase from CITIUS ONCOLOGY, INC., a Delaware corporation (“Company”), the Applicable Number (hereinafter defined) of fully paid and nonassessable shares of the common stock of Company (“Warrant Stock”), for cash, at a purchase price per share equal to the Exercise Price (hereinafter defined). Holder may also exercise this Warrant on a cashless or “net issuance” basis as described in Section 1(b), and this Warrant shall be deemed to have been exercised in full on such basis on the Expiration Date (hereinafter defined), to the extent not fully exercised prior to the Expiration Date. This Warrant is issued in connection with that certain Loan and Security Agreement and Supplement thereto, both dated as of the Date of Issuance (as amended, restated and supplemented from time to time, the “Loan Agreement” and the “Supplement”, respectively), between (among others) Company, as borrower, and Holder, as lender (“Lender”). Capitalized terms used herein and not otherwise defined in this Warrant shall have the meaning(s) ascribed to them in the Loan Agreement and the Supplement, unless the context would otherwise require (and if such Loan Agreement or Supplement are terminated at any time, such terms will have the meaning ascribed to them therein immediately prior to the effect of such termination).

In addition to the terms defined elsewhere in this Warrant, the following terms have the meanings indicated below:

“Applicable Number” means the number of shares of Warrant Stock purchasable hereunder obtained by dividing (a) the sum of (i) Six Hundred Thousand Dollars ($600,000), plus (ii) ten percent (10%) of the portion of the Tranche 2 Loans actually funded by Holder, plus (iii) ten percent (10%) of the portion of the Tranche 3 Loans actually funded by Holder by (b) the Exercise Price.

“Change of Control” means a transaction or series of related transactions: (a) involving any sale, lease, license, or other disposition of all or substantially all of the assets of Company; (b) involving any reorganization, consolidation, merger or other transaction involving Company where the holders of Company’s securities before the transaction beneficially own less than fifty percent (50%) of the outstanding voting securities of the surviving entity after the transaction; or (c) that results in any person or group becoming the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the Company’s outstanding securities; provided that the following transactions shall not be considered a Change of Control under this Warrant: (i) an issuance of equity securities for the primary purpose of raising capital; or (ii), the distribution of Company shares held by Citius Pharmaceuticals, Inc. (the “Parent”) to the stockholders of the Parent on a pro rata basis.

“Exercise Price” means $0.90.

“Market Disruption Event” means any of the following events: (a) any suspension of, or limitation imposed on, trading by the Principal Stock Exchange in shares of Warrant Stock during any period or periods aggregating one hour or longer and whether by reason of movements in price exceeding limits permitted by the Principal Stock Exchange or otherwise relating to Warrant Stock; or (b) the failure to open of the exchange or quotation system on which shares of Warrant Stock are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours).

“Principal Stock Exchange” means the Nasdaq Capital Market or, if the Warrant Stock is not listed on the Nasdaq Capital Market, the principal national securities exchange or public quotation system on which Warrant Stock is then listed for trading or quoted.

“Stockholder Approval” means such approval as may be required by the applicable rules and regulations of the Principal Stock Exchange from the stockholders of the Company with respect to issuance of the Warrant and all of the Warrant Stock upon the exercise thereof.

“Stockholder Approval Date” means the date on which Stockholder Approval is received and deemed effective under Delaware law.

“Trading Day” means any day on which (a) there is no Market Disruption Event, and (b) the Principal Stock Exchange is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern time) or the then standard closing time for regular trading on the relevant exchange or trading system.

As soon as reasonably practicable after the occurrence or non-occurrence of the latest event or condition necessary to determine (i) the actual number and type of shares of Warrant Stock issuable upon exercise of this Warrant, or (ii) the Exercise Price, if applicable, Company shall deliver a supplement to this Warrant (subsequent to a request by Holder therefor), in substantially the form of Exhibit B attached hereto, specifying the total number and series of shares of Warrant Stock issuable hereunder after giving effect to the foregoing calculations, and otherwise completed with such quantity and price terms and other information as have been determined as a result of the occurrence or non-occurrence of such events or conditions. The provisions of such supplement, once completed and executed, shall control the interpretation and exercise of this Warrant; provided, however, that the failure of Company to deliver such supplement shall not affect the rights of Holder to receive the number and type of shares of Warrant Stock as set forth herein.

Subject to Section 4.3, this Warrant may be exercised at any time or from time to time up to and including 5:00 p.m. (Pacific time) on the date that is the five (5) year anniversary of the Stockholder Approval Date (the “Expiration Date”), upon surrender to Company at its principal office at 11 Commerce Drive, 1st Floor, Cranford, NJ 07016 (or at such other location as Company may advise Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly completed and signed and upon payment in cash or by check of the aggregate Exercise Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Exercise Price and the number of shares purchasable hereunder are subject to further adjustment as provided in Section 4.

This Warrant is subject to the following terms and conditions:

1. Exercise; Issuance of Certificates; Payment for Shares.

(a) Unless an election is made pursuant to Section 1(b), this Warrant shall be exercisable at the option of Holder, at any time or from time to time, on or before the Expiration Date for all or any portion of the shares of Warrant Stock (but not for a fraction of a share) which may be purchased hereunder for the Exercise Price multiplied by the number of shares to be purchased, by delivery of a form of subscription in substantially the form attached hereto as Exhibit A and payment in full of the purchase price thereof. Company agrees that the shares of Warrant Stock purchased under this Warrant shall be and are deemed to be issued to Holder as the record owner of such shares as of the close of business on the date on which the form of subscription shall have been delivered and payment made for such shares. Subject to the provisions of Section 2, certificates for the shares of Warrant Stock so purchased (or the evidence of a book entry issuance, if applicable), together with any other securities or property to which Holder is entitled upon such exercise, shall be delivered (or distributed via email, in the case of electronic stock certificates) to Holder by Company at Company’s expense within a reasonable time after the rights represented by this Warrant have been so exercised. Except as provided in Section 1(b), in case of a purchase of less than all the shares which may be purchased under this Warrant, Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under this Warrant surrendered upon such purchase to Holder within a reasonable time. Each stock certificate so delivered shall be in such denominations of Warrant Stock as may be requested by Holder and shall be registered in the name of such Holder or such other name as shall be designated by such Holder, subject to the limitations contained in Section 2.

(b) Holder, in lieu of exercising this Warrant by the cash payment of the Exercise Price pursuant to Section 1(a), may elect, at any time on or before the Expiration Date, to surrender this Warrant and receive that number of shares of Warrant Stock computed using the following formula:

Where:	X	=	the number of shares of Warrant Stock to be issued to Holder.

	Y	=	the number of shares of Warrant Stock that Holder would otherwise have been entitled to purchase hereunder pursuant to Section 1(a) (or such lesser number of shares as Holder may designate in the case of a partial exercise of this Warrant).

	A	=	the Per Share Price (as defined in Section 1(c)) of one (1) share of Warrant Stock at the time the net issuance election under this Section 1(b) is made.

	B	=	the Exercise Price then in effect.

Election to exercise under this Section 1(b) may be made by delivering a signed form of subscription to Company via electronic mail. Notwithstanding anything to the contrary contained in this Warrant, if as of the close of business on the last business day preceding the Expiration Date this Warrant remains unexercised as to all or a portion of the shares of Warrant Stock purchasable hereunder, then effective as of 9:00 a.m. (Pacific time) on the Expiration Date, Holder shall be deemed, automatically and without need for notice to Company, to have elected to exercise this Warrant in full pursuant to the provisions of this Section 1(b), and upon surrender of this Warrant shall be entitled to receive that number of shares of Warrant Stock computed using the above formula, provided that the application of such formula as of the Expiration Date yields a positive number for “X”.

(c) For purposes of Section 1(b), “Per Share Price” means the closing price or last sale price of one (1) share of Warrant Stock reported on the Principal Stock Exchange for the Trading Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If shares of Warrant Stock are not then traded on the Principal Stock Exchange, then the Per Share Price of one (1) share of Warrant Stock shall be the fair market value thereof as determined by an independent appraiser of nationally recognized standing selected by mutual agreement of the Company and the Holder (the “Independent Appraiser”). If the Company and the Holder are unable to agree on an Independent Appraiser within ten (10) business days after either party’s written request for such determination, then each of the Company and the Holder shall, within five (5) business days thereafter, select an independent appraiser of nationally recognized standing, and the two appraisers so selected shall, within ten (10) business days of their selection, jointly select a third independent appraiser of nationally recognized standing to serve as the Independent Appraiser. The Independent Appraiser shall determine the Per Share Price based on relevant facts and circumstances at the time of cashless exercise under Section 1.2, including in the case of a Change of Control, the consideration receivable by the holders of Warrant Stock in such Change of Control and the liquidation preference (including any declared but unpaid dividends), if any, then applicable to the Warrant Stock. The Independent Appraiser shall deliver its written determination to the Company and the Holder within thirty (30) days of its engagement, and such determination shall be final and binding on all parties absent manifest error. The costs and expenses of the Independent Appraiser shall be borne equally by the Company and the Holder; provided, however, that if the Independent Appraiser’s determination of fair market value differs from the Company’s proposed valuation (if any) by more than ten percent (10%), then the Company shall bear all such costs and expenses. In the case of any dispute by Holder as to any other computation required to be made hereunder, such dispute shall be resolved by the Independent Appraiser in accordance with the procedures set forth in this Section, and such determination shall be final and binding on all parties absent manifest error.

2. Limitation on Transfer.

(a) This Warrant and the Warrant Stock issued upon exercise of this Warrant shall not be transferable except upon the conditions specified in this Section 2, which conditions are intended to ensure compliance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”). Each holder of this Warrant or the Warrant Stock issuable hereunder will cause any proposed transferee of the Warrant or Warrant Stock to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2. Notwithstanding the foregoing and any other provision of this Section 2 but subject to the last sentence of Section 2(c), Holder may freely transfer all or part of this Warrant or the shares issuable upon exercise of this Warrant at any time to any affiliate of Lender under the Loan Agreement, by giving Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to Company for reissuance to the transferees(s) (and Holder, if applicable).

(b) Each certificate representing (i) this Warrant, (ii) the Warrant Stock, and (iii) any other securities issued in respect to the Common Stock issued pursuant to this Warrant upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of this Section 2 or unless such securities have been registered under the Securities Act or sold under Rule 144) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF (A) SUCH REGISTRATION, (B) AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (C) CITIUS ONCOLOGY, INC. OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS COMPLIANT WITH SUCH LAWS.

(c) Holder of this Warrant and each person to whom this Warrant is subsequently transferred represents and warrants to Company and agrees (by acceptance of such transfer) that it will not transfer this Warrant (or securities issuable upon exercise hereof unless a registration statement under the Securities Act was in effect with respect to such securities at the time of issuance thereof) unless (i) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction, (ii) pursuant to Rule 144 under the Securities Act (or any other rule under the Securities Act relating to the disposition of securities), (iii) Company receives an opinion of counsel, reasonably satisfactory to Company, that an exemption from such registration is available or (iv) the Company otherwise satisfies itself that such transaction is exempt from registration. Notwithstanding the foregoing or any other provision of this Section 2, Holder shall not transfer this Warrant (or securities issuable upon exercise hereof, or securities issuable, directly or indirectly, upon conversion of such securities, if any) to any competitor of Company, as determined in good faith by the Board, without the prior written consent of Company.

3. Shares to be Fully Paid; Reservation of Shares. Company covenants and agrees that all shares of Warrant Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Warrant Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. Company will take all such action as may be necessary to assure that such shares of Warrant Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Warrant Stock may be listed. Company will not take any action which would result in any adjustment of the Exercise Price (as described in Section 4) (i) if the total number of shares of Warrant Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Warrant Stock then outstanding and all shares of Warrant Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Warrant Stock then authorized by Company’s Charter, or (ii) if the par value per share of the Warrant Stock would exceed the Exercise Price.

4. Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4. Upon each adjustment of the Exercise Price, Holder of this Warrant shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Exercise Price resulting from such adjustment.

4.1 Subdivision or Combination of Stock. In case Company shall at any time subdivide its outstanding shares of Warrant Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Warrant Stock of Company shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

4.2 Dividends. If at any time or from time to time the holders of Warrant Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive,

(a) Warrant Stock, or any shares of stock or other securities whether or not such securities are at any time directly or indirectly convertible into or exchangeable for Warrant Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution,

(b) any cash paid or payable including as a cash dividend, or

(c) Warrant Stock or other or additional stock or other securities or property (including cash) by way of spin off, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Warrant Stock issued as a stock split, adjustments in respect of which shall be covered by the terms of Section 4.1), then and in each such case, Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Warrant Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clauses (b) and (c) above) which such Holder would hold on the date of such exercise had it been the holder of record of such Warrant Stock as of the date on which holders of Warrant Stock received or became entitled to receive such shares and/or all other additional stock and other securities and property.

4.3 Change of Control. In the event of a Change of Control, effective immediately prior to and contingent upon the consummation thereof, this Warrant shall automatically be exercised in full, and exchanged for a number of shares of Company’s Warrant Stock equal to the maximum number of shares issuable pursuant to the terms hereof (after taking into account all adjustments described herein) had Holder elected to exercise this Warrant immediately prior to the closing of such Change of Control and purchased all such shares pursuant to the cash exercise provision set forth in Section 1(a) (as opposed to the cashless exercise provision set forth in Section 1(b)).  Company acknowledges and agrees that Holder shall not be required to make any payment (cash or otherwise) for such shares as further consideration for their issuance pursuant to the terms of the preceding sentence. This Warrant shall terminate upon Holder’s receipt of the number of shares of Company’s equity securities described in this Section 4.3.

4.4 Reserved.

4.5 Notice of Adjustment. Upon any adjustment of the Exercise Price, and/or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant, Company shall give written notice thereof to Holder pursuant to Section 12. The notice, which may be substantially in the form of Exhibit B attached hereto, shall be signed by Company’s chief financial officer and shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

4.6 Other Notices. If at any time:

(a) Company shall declare any cash dividend upon its Warrant Stock;

(b) Company shall declare any dividend upon its Warrant Stock payable in stock or make any special dividend or other distribution to the holders of its Warrant Stock;

(c) Company shall offer for subscription pro rata to all of the holders of its Warrant Stock any additional shares of stock of any class or other rights;

(d) there shall be any capital reorganization or reclassification of the capital stock of Company, or consolidation or merger of Company with, or sale of all or substantially all of its assets to, another entity;

(e) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of Company; or

(f) Company shall take or propose to take any other action, notice of which is actually provided to holders of the Warrant Stock;

then, in any one or more of said cases, Company shall give Holder, pursuant to Section 12, (i) at least 20 days’ prior written notice of the date on which the books of Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action, at least 20 days’ written notice of the date when the same shall take place. Any notice given in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Warrant Stock shall be entitled thereto. Any notice given in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Warrant Stock shall be entitled to exchange their Warrant Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action as the case may be.

4.7 Certain Events. If any change in the outstanding Warrant Stock of Company or any other event occurs as to which the other provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly effect the adjustments to this Warrant in accordance with the essential intent and principles of such provisions, then the Board shall make in good faith an adjustment in the number and class of shares issuable under this Warrant, the Exercise Price and/or the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give Holder of this Warrant upon exercise for the same aggregate Exercise Price the total number, class and kind of shares as Holder would have owned had this Warrant been exercised prior to the event and had Holder continued to hold such shares until after the event requiring adjustment.

4.8 Reserved.

4.9 Holder’s Exercise Limitations. Company shall not effect any exercise of this Warrant, and Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 1 above or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable notice of exercise, Holder (together with the Holder’s Affiliates, and any other persons acting as a group together with the Holder or any of the Holder’s affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For the purposes of the foregoing sentence, the number of shares of Warrant Stock beneficially owned by Holder and its affiliates and Attribution Parties shall include the number of shares of Warrant Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Warrant Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its affiliates or Attribution Parties, and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of Company (including, without limitation, the conversion right under Part 2, Section 3(d) of the Supplement) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by Holder or any of its affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 4.9, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934 (“Exchange Act”) and the rules and regulations promulgated thereunder, it being acknowledged by Holder that Company is not representing to Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 4.9 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by Holder together with any affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of Holder, and the submission of a notice of exercise shall be deemed to be Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by Holder together with any affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4.9, in determining the number of outstanding shares of Warrant Stock, Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) Company’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by Company, or (C) a more recent written notice by Company or the transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of Holder, Company shall within one (1) Trading Day confirm in writing to Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by Holder or its affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon written election by Holder which is delivered to Company prior to the issuance of any Warrant Shares to such Holder, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. Holder, upon notice to Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4.9, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 4.9 shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this Section shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4.9 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section shall apply to a successor holder of this Warrant.

5. Issue Tax. The issuance of certificates for shares of Warrant Stock upon the exercise of this Warrant (or evidence of any such book entry issuance) shall be made without charge to Holder of this Warrant for any issue tax in respect thereof; provided, however, that Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of this Warrant being exercised.

6. Closing of Books. Company will at no time close its transfer books against the transfer of this Warrant or of any shares of Warrant Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

7. No Voting Rights; Limitation of Liability. Nothing contained in this Warrant shall be construed as conferring upon Holder hereof the right to vote or to consent as a stockholder in respect of meetings of stockholders for the election of directors of Company or any other matters or any rights whatsoever as a stockholder of Company. No dividends or interest shall be payable in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised; provided, however, that if any dividends are due or paid at any time on the underlying securities for which this Warrant is exercisable, then upon exercise, the securities issued to Holder shall be deemed to have accrued dividends and be paid identical dividends from the same time as the outstanding shares for which this Warrant is exercisable were first issued (or, if later, the Date of Issuance). No provisions hereof, in the absence of affirmative action by Holder to purchase shares of Warrant Stock, and no mere enumeration herein of the rights or privileges of Holder hereof, shall give rise to any liability of such Holder for the Exercise Price or as a stockholder of Company, whether such liability is asserted by Company or by its creditors.

8. Amendment of Charter. Unless Holder consents thereto in writing, Company shall not amend its Charter prior to the exercise of this Warrant if the Warrant Stock would be adversely affected by such amendment in a manner that would be more adverse to Holder with respect to the shares of Warrant Stock issuable upon the exercise of this Warrant than, and substantially dissimilar to, such amendment’s effect on the other holders of Warrant Stock.

9. Registration Rights. If the Company is not subject to any statutory restrictions or restrictions under the Nasdaq Capital Market rules and regulations that would prevent such registration, upon request from a Holder, the Company shall promptly file a prospectus supplement to register for resale the shares of Warrant Stock issued upon exercise of this Warrant (the “Registrable Securities”); provided, however, that if the Company is prevented from filing such registration, the Company shall file such registration as soon as it is no longer prohibited from doing so pursuant to such statutory restrictions or restrictions under the Nasdaq Capital Market rules and regulations (and, in any event, as promptly as practicable thereafter). In the event of an underwriter cutback in any offering, Holders of Registrable Securities will be subject to cutback on a pro rata basis with and only to the same extent as the other holders of securities with registration rights in connection with such registration.

10. Rights and Obligations Survive Exercise of Warrant. The rights and obligations of Company, of Holder of this Warrant and of the holder of shares of Warrant Stock issued upon exercise of this Warrant, contained in Sections 6, 8, 9 and 19 shall survive the exercise of this Warrant.

11. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

12. Notices. Any notice, request or other document required or permitted to be given or delivered to Holder or Company shall be deemed to have been given (i) upon receipt if delivered personally, by email or by U.S. nationally recognized overnight courier or (ii) three business days after deposit in the US mail, with postage prepaid and certified or registered, to each such Holder at its address as shown on the books of Company or to Company at the address indicated therefor in the opening paragraphs of this Warrant (or at such other location as Company may advise Holder in writing). Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via email at the email address provided by the respective party prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via email at the email address provided by the respective party on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

13. Survival of Certain Obligations. All of the obligations of Company relating to the Warrant Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. All of the covenants and agreements of Company shall inure to the benefit of and be binding upon the successors and permitted assigns of Holder. Company will, at the time of the exercise of this Warrant, in whole or in part, upon request of Holder but at Company’s expense, acknowledge in writing its continuing obligation to Holder in respect of any rights (including, without limitation, any right to registration of the shares of Common Stock) to which Holder shall continue to be entitled after such exercise in accordance with this Warrant; provided, that the failure of Holder to make any such request shall not affect the continuing obligation of Company to Holder in respect of such rights.

14. Descriptive Headings and Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware.

15. Lost Warrants or Stock Certificates. Company agrees that upon receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction, or mutilation of any Warrant or stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, Company at its expense will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

16. Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. Company shall, in lieu of issuing any fractional share, upon exercise, round up to the nearest whole number of shares of Warrant Stock to be issued to Holder.

17. Representations of Holder. With respect to this Warrant, Holder represents and warrants to Company as follows:

17.1 Experience. It is experienced in evaluating and investing in companies engaged in businesses similar to that of Company; it understands that investment in this Warrant involves substantial risks; it has made detailed inquiries concerning Company, its business and services, its officers and its personnel; the officers of Company have made available to Holder any and all written information it has requested; the officers of Company have answered to Holder’s satisfaction all inquiries made by it; in making this investment it has relied upon information made available to it by Company; and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Company and it is able to bear the economic risk of that investment.

17.2 Investment. It is acquiring this Warrant for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. It understands that this Warrant and the shares of Common Stock issuable upon exercise thereof, have not been registered under the Securities Act, nor qualified under applicable state securities laws.

17.3 Rule 144. It acknowledges that this Warrant, the Warrant Stock and the Common Stock must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. It has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act.

17.4 Access to Data. It has had an opportunity to discuss Company’s business, management and financial affairs with Company’s management and has had the opportunity to inspect Company’s facilities.

17.5 Accredited Investor. It is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

18. Additional Representations and Covenants of Company. Company hereby represents, warrants and agrees as follows:

18.1 Corporate Power. Company has all requisite corporate power and corporate authority to issue this Warrant and to carry out and perform its obligations hereunder.

18.2 Authorization. All corporate action on the part of Company, its directors and stockholders necessary for the authorization, execution, delivery and performance by Company of this Warrant has been taken. This Warrant is a valid and binding obligation of Company, enforceable in accordance with its terms.

18.3 Offering. Subject in part to the truth and accuracy of Holder’s representations set forth in Section 17, the offer, issuance and sale of this Warrant is, and the issuance of Warrant Stock upon exercise of this Warrant will be exempt from the registration requirements of the Securities Act, and are exempt from the qualification requirements of any applicable state securities laws; and neither Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

18.4 Listing; Stock Issuance. Company shall secure and maintain the listing of the Warrant Stock issuable upon exercise of this Warrant upon the Principal Stock Exchange or over-the-counter market upon which securities of the same class or series issued by Company are listed, if any. Upon exercise of this Warrant, Company will use commercially reasonable efforts to cause stock certificates (or electronic stock certificates, if applicable) representing the shares of Warrant Stock purchased pursuant to the exercise (or evidence of book entry issuance) to be issued in the names of Holder, its nominees or assignees, as appropriate at the time of such exercise.

18.5 Charter Documents. Company has provided Holder with true and complete copies of Company’s Charter, By-Laws, and each Certificate of Designation or other charter document setting, forth any rights, preferences and privileges of Company’s capital stock, each as amended and in effect on the Date of Issuance.

18.6 Reserved.

19. Counterparts; Electronic Signatures. This Warrant may be executed by one or more of the parties hereto in any number of separate counterparts, all of which together shall constitute one and the same instrument. Holder’s execution and delivery of Holder’s counterpart signature page to this Warrant via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall constitute Holder’s effective execution and delivery of this Warrant and agreement to and acceptance of the terms hereof for all purposes. The fact that this Warrant is executed, signed, stored or delivered electronically shall not prevent the transfer by any Holder of this Warrant pursuant to Section 2 or the enforcement of the terms hereof. Physical possession of the original of this Warrant or any paper copy thereof shall confer no special status to the bearer thereof. In no event shall an original ink-signed paper copy of this Warrant be required for any exercise of Holder’s rights hereunder, nor shall this Warrant or any physical copy hereof be required to by physically surrendered at the time of any exercise hereof.

20. Jurisdiction and Venue. Company and Holder each irrevocably and unconditionally submit to the exclusive jurisdiction of the State and Federal courts in the State of Delaware; provided, however, that nothing in this Warrant shall be deemed to operate to preclude Holder from bringing suit or taking other legal action in any other jurisdiction to enforce a judgment or other court order in favor of Holder. Company expressly, irrevocably and unconditionally submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Company hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby irrevocably and unconditionally consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Company hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Company in accordance with the Supplement and that service so made shall be deemed completed upon the earlier to occur of the Company’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

21. Jury Trial Waiver. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, COMPANY AND HOLDER EACH WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS WARRANT, THE LOAN AGREEMENT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES’ AGREEMENT TO THIS WARRANT. EACH PARTY HERETO HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

[Remainder of this page intentionally left blank; signature page follows]

[Signature Page to Warrant]

IN WITNESS WHEREOF, Company has caused this Warrant to be duly executed by its officer, thereunto duly authorized as of the Date of Issuance.

CITIUS ONCOLOGY, INC.

By:
Name:
Title:

AGREED AND ACCEPTED:

HOLDER:

[AVENUE VENTURE OPPORTUNITIES FUND II, L.P.]
[AVENUE GROWTH LENDING FUND III, L.P.]

By:	[Avenue Venture Opportunities Partners II, LLC]
[Avenue Growth Lending Partners III, LLC]
Its:	General Partner

By:
Name:
Title:

EXHIBIT A

FORM OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To: _____________________________

☐	The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, (1) ________________ (_____) shares[1] (the “Shares”) of Common Stock of Citius Oncology, Inc. and herewith makes payment of _____________ Dollars ($________) therefor, and requests that the certificates for such shares be issued in the name of, and delivered to, _________, whose address is ___________.

☐	The undersigned hereby elects to convert ______ percent (__%) of the value of the Warrant pursuant to the provisions of Section 1(b) of the Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 17 of this Warrant and by its signature below hereby makes such representations and warranties to Company.

Dated ______________________

Holder: ______________________

By: ______________________

Its: ______________________

(Address)

__________________________

__________________________

[1]	Insert here the number of shares called for on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment for additional Warrant Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be issuable upon exercise.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned, the holder of the within Warrant, hereby sells, assigns and transfers all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Warrant Stock covered thereby set forth herein below, unto:

Name of Assignee	Address	No. of Shares

Dated ______________________

Holder: ______________________

By: ______________________

Its: ______________________

EXHIBIT B

[On letterhead of Company]

Reference is hereby made to that certain Warrant dated May [●], 2026 issued by CITIUS ONCOLOGY, INC., a Delaware corporation (the “Company”), to [AVENUE VENTURE OPPORTUNITIES FUND II, L.P.][ AVENUE GROWTH LENDING FUND III, L.P.], a Delaware limited partnership (the “Holder”).

[IF APPLICABLE] The Warrant provides that the actual number and type of shares of Company's capital stock issuable upon exercise of the Warrant and the initial exercise price per share are to be determined by reference to one or more events or conditions subsequent to the issuance of the Warrant. Such events or conditions have now occurred or lapsed, and Company wishes to confirm the actual number of shares issuable and the initial exercise price. The provisions of this Supplement to Warrant are incorporated into the Warrant by this reference, and shall control the interpretation and exercise of the Warrant.

[IF APPLICABLE] Notice is hereby given pursuant to Section 4.5 of the Warrant that the following adjustment(s) have been made to the Warrant: [describe adjustments, setting forth details regarding method of calculation and facts upon which calculation is based].

This certifies that Holder is entitled to purchase from Company __________________________, at the Holder’s option, either (i) (____________) fully paid and nonassessable shares of Company’s _________ Stock at a price of _________________________ Dollars ($__________) per share or (ii) (____________) fully paid and nonassessable shares of Company’s _________ Stock at a price of _________________________ Dollars ($__________) per share. The applicable Exercise Price and the number of shares purchasable under the Warrant remain subject to adjustment as provided in Section 4 of the Warrant.

Executed this ___ day of ________________, 20___.

CITIUS ONCOLOGY, INC.

By:

Name:

Title: